EXHIBIT 11


                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                       COMPUTATION OF NET INCOME PER SHARE
               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995



(In thousands, except earnings per share)
                                                       Primary    Fully Diluted
                                                       Earnings       Earnings
                                                      Per Share      Per Share
                                                      ----------     -----------
1996
- ----
Net Income applicable to common stock .................   $  501           501

Average number of shares outstanding ..................    3,947         3,947
Average stock option shares ...........................      317           369
                                                          ------        ------

    Shares for earnings calculation ...................    4,264         4,316

Net income per share ..................................   $ 0.12          0.12
                                                          ======        ======



1995
- ----
Net Income applicable to common stock .................   $  202           202

Average number of shares outstanding ..................    3,250         3,250
Average stock option shares ...........................      330           351
                                                           -----        ------

    Shares for earnings calculation ...................    3,580         3,601

Net income per share ..................................   $ 0.06          0.06
                                                          ======        ======




NOTE:
Primary and fully diluted income per share were computed by dividing net income by the average number of shares outstanding plus the common stock equivalents which, would arise from the exercise of dilutive stock options.


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